EXHIBIT 10.1

FORM OF
2008 EQUITY PARTICIPATION PLAN OF LTC PROPERTIES, INC.
RESTRICTED STOCK AGREEMENT

LTC Properties, Inc., a Maryland corporation (the “Company”), and [Name], an employee of the Company (the “Grantee”), for good and valuable consideration the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, agree as follows:

1.                                    Restricted Stock Award.  The Company hereby confirms the award to the Grantee on [Date] (the “Date of Award”) of [Amount] shares of the Company’s Common Stock, $.01 par value (the “Restricted Stock”), under and subject to the terms and conditions of the Company’s 2008 Equity Participation Plan of LTC Properties, Inc. (the “Plan”) and this Agreement.  The Plan is incorporated by reference and made a part of this Agreement as though set forth in full herein.  Terms which are capitalized but not defined in this Agreement have the same meaning as in the Plan unless the context otherwise requires.  This Restricted Stock Award is contingent on and shall be effective only upon receipt by the Company of this Agreement executed by the Grantee (the “Effective Date”).  As of the Effective Date, the Grantee will be a stockholder of the Company with respect to the Restricted Stock and will have all the rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends and other distributions paid with respect to the Restricted Stock, subject to the restrictions of the Plan and this Agreement.

2.                                    Acceptance of Restricted Stock Award.  The Grantee accepts the Restricted Stock Award confirmed by this Agreement, acknowledges having received a copy of the Plan and agrees to be bound by the terms and provisions of the Plan, as the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of the Grantee, adversely affect the rights of the Grantee with respect to the Restricted Stock.

3.                                    Restrictions

A.   If the employment of the Grantee terminates for any reason prior to one of the dates listed below other than because of the Grantee’s death, disability, termination without Cause or a resignation with Good Reason, the number of shares of Restricted Stock set forth next to such date and any subsequent date listed below will, upon such termination of employment and without any further action, be forfeited to the Company by the Grantee and cease to be issued and outstanding shares of the Common Stock of the Company:

Date	Number of Shares
One year anniversary of Date of Award	[Amount1]
Two year anniversary of Date of Award	[Amount2]
Three year anniversary of Date of Award	[Amount3]

If the Grantee remains employed with the Company on a date set forth above and the shares of the Restricted Stock have not been previously forfeited to the Company, the employment restriction imposed by this Section 3(A) on the number of shares of Restricted Stock set forth next to such date will lapse and a certificate representing such shares will be transferred by the Company to the Grantee.

For purposes of this Agreement, a Grantee’s employment shall be deemed to be terminated for “Cause” if, and only if, it is based upon:

(i)           Any felony criminal conviction (including conviction pursuant to a nolo contendere plea) under the laws of the United States or any state or other political subdivision thereof which, in the sole discretion of the Chief Executive Officer or Chief Investment Officer, renders Executive unsuitable for the position of Vice President, Investment and Portfolio Management;

(ii)          Any act of financial malfeasance or financial impropriety, as determined by the Chief Executive Officer or Chief Investment Officer in good faith;

(iii)        Executive’s continued willful failure to perform the duties reasonably requested by the Chief Executive Officer, Chief Investment Officer or other executive of the Company to whom Executive reports and commensurate with his position as Vice President, Investment and Portfolio Management (other than any such failure resulting from Executive’s incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Chief Executive Officer or Chief Investment Officer, which demand specifically identifies the manner in which the Chief Executive Officer or Chief Investment Officer believes that Executive has not substantially performed his duties, and which performance is not substantially corrected by Executive, in the determination of the Chief Executive Officer or Chief Investment Officer made in good faith, within ten (10) days of receipt of such demand;

(iv)         Any material workplace misconduct or willful failure to comply with the Company’s general policies and procedures as they may exist from time to time by Executive which, in the good faith determination of the Chief Executive Officer or Chief Investment Officer, renders Executive unsuitable for the position of Vice President, Investment and Portfolio Management;

(v)          Any material breach by Executive of the provisions of this Agreement which has not been cured by Executive, in the good faith determination of the Chief Executive Officer or Chief Investment Officer, within thirty (30) days following delivery of notice to Executive specifying such material breach, or the repetition of any such material breach after it has been cured; or

(vi)        Any act of moral turpitude, as determined by the Chief Executive Officer or Chief Investment Officer in good faith.

(vii)       The Company shall have the right to suspend Executive, without pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried (and such suspension shall not constitute Good Reason (as defined below) for purposes of this Agreement).  Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established,  Executive shall be restored to all duties and responsibilities as if such suspension had never occurred and shall receive all back pay which may have been suspended during such temporary period;

A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a material diminution in Executive’s title, duties, or salary; (ii) a material reduction in benefits which is not part of an across-the-board reduction in benefits of all executive personnel; (iii) a direction by the Board of Directors, The Chief Executive Officer of Chief Investment Officer that Executive report to any person or group other than the Chief Executive Officer, the Chief Investment Officer or the Board of Directors,  (iv) in the case of a Change in Control (as defined below), a material diminution of Executive’s cash bonus, if any, as an average of cash bonus paid over the prior three (3) years (or any lesser period, if Executive has been employed fewer than three years), with any partial year cash bonus paid in the applicable three (3) year period (or less) to be prorated to calculate a full year’s bonus, or (v) a geographic relocation of Executive’s place of work a distance for more than fifty (50) miles from LTC’s offices located at 2829 Townsgate Road, Westlake Village, CA 91361.  To constitute a “Good Reason” termination, Executive must provide written notice (“Notice”) to the Company of his intention to resign for Good Reason within sixty (60) days following the initial existence of the particular event or condition that constitutes Good Reason, following which the Company shall have a period of no more than thirty (30) days to remedy the condition.  If the Company fails to so remedy the condition to the reasonable satisfaction of the Executive, his or her resignation for Good Reason shall be effective as of the date provided by Executive in the Notice.

Notwithstanding the foregoing, if the Grantee remains employed with the Company following the date of a Change in Control and is terminated without Cause or voluntarily resigns with a Good Reason within two (2) years following the Change in Control,, any employment restriction imposed by this Section 3(A) on the shares of Restricted Stock granted pursuant to this Agreement shall lapse, to the extent such shares of Restricted Stock have not been previously forfeited to the Company, and a certificate representing such shares will be transferred by the Company to the Grantee.

B.    No Grantee shall sell, exchange, assign, alienate, pledge, hypothecate, encumber, charge, give, transfer or otherwise dispose of, either voluntarily or by operation of law, any shares of the Restricted Stock, or any rights or interests appertaining to the Restricted Stock, prior to the lapse of the employment restriction imposed by Section 3(A).

C.    As of the Date of Award, certificates representing the shares of Restricted Stock will be issued in the name of the Grantee and held by the Company in escrow until the earlier of the forfeiture of the shares of the Restricted Stock to the Company or the lapse of the employment restriction set forth in Section 3(A) above with respect to such shares.

D.   The Grantee understands the provisions of Article 12.9 of the Plan to the effect that the obligation of the Company to issue shares of Common Stock under the Plan is subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by counsel for the Company, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock may then be listed, if deemed necessary or appropriate by counsel for the Company and (iii) any other applicable laws, regulations, rules and orders which may then be in effect.

The certificate or certificates representing the shares to be issued or delivered hereunder may bear any legends required by any applicable securities laws and may reflect any transfer or other restrictions imposed by the Plan, and the Company may at some time issue to the stock transfer agent appropriate stop-transfer instructions with respect to such shares.  In addition, also as a condition precedent to the issuance or delivery of shares, the Grantee may be required to make certain other representations and warranties and to provide certain other information to enable the Company to comply with the laws, rules, regulations and orders specified under the first sentence of this Section 3(D) and to execute a joinder to any shareholders’ agreement of the Company, in the form provided by the Company, pursuant to which the transfer of shares received under the Plan may be restricted.

4.                                    Withholding of Taxes.  The Grantee will be advised by the Company as to the amount of any Federal income or employment taxes required to be withheld by the Company on the compensation income resulting from the award of or lapse of restrictions on the Restricted Stock.  The timing of the withholding will depend on whether the Grantee makes an election under Section 83(b) of the Code.  State, local or foreign income or employment taxes may also be required to be withheld by the Company on any compensation income resulting from the award of the Restricted Stock.  The Grantee will pay any taxes required to be withheld directly to the Company upon request.

If the Grantee does not pay any taxes required to be withheld directly to the Company within ten days after any request as provided above, the Company may withhold such taxes from any other compensation to which the Grantee is entitled from the Company.  The Grantee will hold the Company harmless in acting to satisfy the withholding obligation in this manner if it becomes necessary to do so.

5.                                    Interpretation of Plan and Agreement.  This Agreement is the agreement referred to in Article 7.4 of the Plan.  If there is any conflict between the Plan and this Agreement, the provisions of the Plan will control.  Any dispute or disagreement which arises under or in any way relates to the interpretation or construction of the Plan or this Agreement will be resolved by the Administrator and the decision of the Administrator will be final, binding and conclusive for all purposes.

6.                                    Effect of Agreement on Rights of Company and Grantee.  This Agreement does not confer any right on the Grantee to continue in the employ of the Company or interfere in any way with the rights of the Company to terminate the employment of the Grantee.

7.                                    Binding Effect.  This Agreement will be binding upon the successors and assigns of the Company and upon the legal representatives, heirs and legatees of the Grantee.

8.                                    Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Grantee and supersedes all prior agreements and understandings, oral or written, between the Company and the Grantee with respect to the subject matter of this Agreement.

9.                                    Amendment.  This Agreement may be amended only by a written instrument signed by the Company and the Grantee.

10.                            Section Headings.  The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any of the provisions of this Agreement.

11.                            Governing Law and Jurisdiction.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Maryland.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Date of Award.

LTC PROPERTIES, INC.

By:
Name: Timothy Triche, MD
Title: Compensation Committee Chairman

GRANTEE:

[Name]